As filed with the Securities and Exchange Commission on June 27, 2017

Registration No. 333-217548

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Amendment No. 2
to
FORM F-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SPHERE 3D CORP.
(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Ontario, Canada	240 Matheson Blvd. East	98-1220792
(State or other jurisdiction of	Mississauga, Ontario L4Z 1X1	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

(858) 571-5555
(Address and telephone number of
Registrant’s principal executive offices)

Eric L. Kelly
Chief Executive Officer
9112 Spectrum Center Boulevard
San Diego, California 92123
(858) 571-5555
(Name, address, and telephone number of agent for service)

Copy to:
Warren T. Lazarow, Esq.
Paul L. Sieben, Esq.
O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, California 94025
(650) 473-2600

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company [X]

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. [   ]

The term “new or revised financial accounting standard” refers to any updated issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Secondary Shares
Common shares, no par value per share	22,596,607	$0.20	$4,519,321	$524

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement shall also cover any additional common shares that become issuable by reason of any stock dividend, stock split or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding common shares of the registrant. This registration statement relates to the resale of common shares issuable upon exercise or exchange of warrants previously issued to the selling shareholders.

(2)

Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high $0.20 and low $0.19 sales prices of the registrant’s common shares on The NASDAQ Capital Market on April 24, 2017. The registrant is not selling any common shares in this offering and, therefore, will not receive any proceeds from this offering.

(3)	$524 was previously paid in the initial filing of the registration statement on Form F-1, filed on April 28, 2017 and Amendment No. 1 filed on June 26, 2017.

            The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling shareholders are not soliciting offers to buy these securities in any state where the offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 27, 2017

PROSPECTUS

22,596,607 Common Shares

            This prospectus relates to the resale or other disposition by certain selling shareholders identified in this prospectus, or their transferees, of up to an aggregate of 22,596,607 common shares issuable upon the exercise or exchange of (i) 20,454,546 warrants issued to the selling stockholders in connection with a private placement under a Securities Purchase Agreement entered into on March 24, 2017 and (ii) up to 2,142,061 warrants issued to Opus Bank in connection with our Credit Agreement.

            The selling shareholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their common shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” for additional information.

            We are not offering any common shares for sale under this prospectus, and we will not receive any of the proceeds from the sale or other disposition of the common shares covered hereby. However, we will receive the exercise price of any warrants exercised for cash.

            Our common shares are traded on The NASDAQ Capital Market under the symbol “ANY”. On June 23, 2017, the last reported sale price for our common shares on NASDAQ was $0.17 per share.

            We will pay the expenses related to the registration of the common shares covered by this prospectus. The selling shareholders will pay any commissions and selling expenses they may incur.

            Our business and an investment in our securities involve significant risks. You should read the section entitled "Risk Factors" on page 8 of this prospectus and the risk factors incorporated by reference into this prospectus as described in that section before investing in our securities.

            Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 27, 2017.

i

ABOUT THIS PROSPECTUS

            This prospectus is part of a registration statement on Form F-1 that we filed with the Securities and Exchange Commission using a “shelf” registration or continuous offering process.

            You should read this prospectus, the information and documents incorporated by reference, and the additional information described under the heading “Where You Can Find Additional Information” below carefully because these documents contain important information you should consider when making your investment decision. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement or the documents incorporated by reference for copies of the actual contract, agreements or other document. See “Where You Can Find More Information” and “Information Incorporated by Reference.”

            You should rely only on the information provided in this prospectus and the information and documents incorporated by reference into this prospectus. We have not, and the selling shareholders have not, authorized anyone to provide you with different information. This prospectus is not an offer to sell these securities, and the selling shareholders are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common shares. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. As described under the heading “Incorporation of Certain Documents By Reference,” some of the information contained herein may be modified or superseded by documents incorporated by reference herein and, to such extent, you should rely on the later-dated information.

            In this prospectus, unless otherwise indicated or the context otherwise requires, references to “Sphere,” “we,” “Company,” “us,” or “our” refer to Sphere 3D Corp. and its consolidated subsidiaries, and references to “selling shareholders” refer to those shareholders listed herein under “Selling Shareholders,” and their transferees.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

            We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers. We anticipate filing with the SEC, within three months after the end of each fiscal year, an Annual Report on Form 20-F containing financial statements audited by an independent accounting firm. We also furnish or file with the SEC Reports of Foreign Private Issuer on Form 6-K and other information with the SEC as required by the Exchange Act. We, as a “foreign private issuer,” are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. You can find, copy and inspect information we file with the SEC (including exhibits to such documents) at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a site on the Internet at http://www.sec.gov which contains reports and other information that we file electronically with the SEC. You may also review such reports and other documents we file with the SEC on our website at http://www.sphere3d.com. Information included on our website is not a part of this prospectus. This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding our common shares and us, including exhibits.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            We are “incorporating by reference” information into this prospectus. This means that we are disclosing important information to you by referring you to another document that has been separately filed with or furnished to the SEC. The information incorporated by reference is considered to be part of this prospectus, and certain information that we later file with or furnish to the SEC will automatically update and supersede the information contained in documents earlier filed with or furnished to the SEC or contained in this prospectus. The following documents filed with or furnished to the SEC are incorporated herein by reference:

•	Our Annual Report on Form 20-F (File No. 001-36532) filed with the SEC on March 31, 2017;

•

The description of our common shares contained in our Registration Statement on Form 8-A (File No. 001- 36532) filed with the Commission on July 7, 2014 pursuant to Section 12 of the Exchange Act, and any other amendment or report filed for the purpose of updating such description;

•

the consolidated audited balance sheets of Overland Storage, Inc. and subsidiaries as of June 30, 2014 and 2013, and the related audited consolidated statements of operations, equity and comprehensive income (loss), and cash flows for the fiscal years ended June 30, 2014 and 2013; the unaudited pro forma condensed combined financial information of our company, the Overland companies and the Tandberg companies giving effect to the acquisition of the Overland companies and derived from the historical consolidated financial statements and notes thereto of our companies; the description of the terms of our merger with Overland Storage, Inc., together with Annex A; and the description of the rights of our shareholders contained in our Registration Statement on Form F-4 (File No. 333- 197569) filed with the SEC on July 23, 2014, as subsequently amended;

•

Our Report of Foreign Private Issuer on Form 6-K (File No. 001-36532) furnished to the SEC on June 19, 2017, March 29, 2017, March 24, 2017, November 14, 2016, September 22, 2016, September 15, 2016, August 12, 2016, August 11, 2016, May 13, 2016, May 12, 2016, April 21, 2016, and April 7, 2016.

            Unless otherwise identified, documents or information deemed to have been furnished and not filed in accordance with SEC rules shall not be deemed incorporated by reference into this registration statement.

            Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this registration statement.

            You may obtain copies, without charge, of documents incorporated by reference in this prospectus, by requesting them in writing or by telephone from us as follows:

Sphere 3D Corp.
240 Matheson Blvd. East
Mississauga, Ontario L4Z 1X1
Attention: Investor Relations
(800) 729-8725

            Exhibits to the filings will not be sent unless those exhibits have been specifically incorporated by reference in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

            Certain statements in this prospectus and the documents we incorporate by reference in this prospectus constitute forward-looking information that involves risks and uncertainties. This forward-looking information includes, but is not limited to, statements with respect to management’s expectations regarding our future growth and business plans, business planning process, results of operations, uses of cash, performance, and business prospects. This forward-looking information may also include other statements that are predictive in nature, or that depend upon or refer to future events or conditions. Statements with the words “could”, “expects”, “may”, “will”, “anticipates”, “assumes”, “intends”, “plans”, “believes”, “estimates”, “guidance” and similar expressions are intended to identify statements containing forward-looking information, although not all forward-looking statements include such words. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances contain forward-looking information. Statements containing forward-looking information are not historical facts but instead represent management’s expectations, estimates and projections regarding future events.

            Although management believes the expectations reflected in such forward-looking statements are reasonable, forward-looking statements are based on the opinions, assumptions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking statements. These factors include, but are not limited to:

  our ability to maintain the listing of our common shares on the NASDAQ Capital Market;
  our limited operating history;
  our ability to generate cash to fund operations;
  our ability to refinance our credit facilities prior to maturity or otherwise raise additional debt or equity financing;
  our ability to integrate the businesses of HVE ConneXions, LLC, and Unified ConneXions, Inc.;
  the impact of competition;
  any defects in components or design of our products;
  the retention or maintenance of key personnel;
  the possibility of significant fluctuations in operating results;
  currency fluctuations;
  our ability to maintain business relationships;
  financial, political or economic conditions;
  financing risks;
  future acquisitions;
  our ability to protect our intellectual property;
  third party intellectual property rights;
  volatility in the market price for our common shares;
  our compliance with financial reporting and other requirements as a public company;
  conflicts of interests;
  future sales of our common shares by our directors, officers and other shareholders;
  dilution and future sales of common shares;
  acquisition-related risks; and
  other factors described under the heading “Risk Factors” and other risk factors described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

            In addition, if any of the assumptions or estimates made by management prove to be incorrect, actual results and developments are likely to differ, and may differ materially, from those expressed or implied by the forward-looking information. Accordingly, investors are cautioned not to place undue reliance on such statements.

            All of this forward-looking information is qualified by these cautionary statements. Statements containing forward-looking information are made only as of the date of such document. We expressly disclaim any obligation to update or alter statements containing any forward-looking information, or the factors or assumptions underlying them, whether as a result of new information, future events or otherwise, except as required by law.

PROSPECTUS SUMMARY

            The following is only a summary and therefore does not contain all of the information you should consider before investing in our securities. We urge you to read this entire prospectus, including the matters discussed under “Risk Factors” and the risk factors incorporated by reference into this prospectus as described in that section, and the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC.

Our Company

            We are a virtualization technology and data management solutions provider with a portfolio of products that address the complete data continuum. We enable the integration of virtual applications, virtual desktops, and storage into workflow, and allow organizations to deploy a combination of public, private or hybrid cloud strategies. We achieve this through the sale of solutions that are derived from our primary product groups: disk systems, virtualization, and data management and storage.

            We have a global presence and maintain offices in multiple locations. Executive offices and our primary operations are conducted from our San Jose and San Diego, California locations. Our main office is located at 9112 Spectrum Center Blvd., San Diego, CA 92123. Our virtualization product development is primarily done from its research and development center near Toronto, Canada. Our European headquarters are located in Germany. We maintain additional offices in Singapore, Japan, and the United Kingdom.

            We were incorporated on May 2, 2007 under the Business Corporations Act (Ontario) as “T.B. Mining Ventures Inc.”. Our registered office is located at 240 Matheson Blvd. East Mississauga, Ontario L4Z 1X1 and our main telephone number is (858) 571-5555. Our Internet address is http://www.sphere3d.com. Except for the documents referred to under “Where You Can Find Additional Information” which are specifically incorporated by reference into this prospectus, information contained on our website or that can be accessed through our website does not constitute a part of this prospectus. We have included our website address only as an interactive textual reference and do not intend it to be an active link to our website.

The Offering

Securities offered by the selling shareholders:

22,596,607 common shares issuable upon the exercise or exchange of (i) 20,454,546 warrants issued to the selling shareholders in connection with a private placement under a Securities Purchase Agreement entered into on March 24, 2017 and (ii) 2,142,061 warrants issued to Opus Bank in connection with our Credit Agreement.

Common shares to be outstanding after the offering:	126,757,255(1)

NASDAQ Capital Market symbol:	ANY

Use of proceeds:

The common shares being offered by this prospectus are solely for the account of the selling shareholders. We will not receive any proceeds from the sale or disposition of common shares being offered by this prospectus. See “Use of Proceeds” beginning on page 16.

Risk factors:

See “Risk Factors” beginning on page 8 and the risk factors incorporated by reference into this prospectus as described in that section, and the other information included in this prospectus or incorporated by reference for a discussion of factors you should consider before making an investment decision

(1)	The number of common shares shown to be outstanding is based on the number of common shares outstanding as of June 7, 2017 is 104,160,648, and excludes as of such date:

  3,113,866 common shares subject to outstanding options issued to employees and consultants having a weighted- average exercise price of $1.99 per share;

  2,468,914 common shares reserved for issuance in connection with future awards under our 2015 Performance Incentive Plan and 5,778,500 restricted share units outstanding and unreleased under our stock plans;

  2,000,000 common shares reserved for future sale under our Employee Stock Purchase Plan; and

  69,484,730 common shares issuable pursuant to outstanding warrants having a weighted-average exercise price of $0.59 per share, including warrants to purchase up to, in aggregate, 800,000 common shares issued on February 19, 2015, March 6, 2015, March 20, 2015 and December 2015 to FBC Holdings S.à r.l. in connection with draws on our Revolving Credit Agreement with FBC (with each such warrant’s exercise price being determined by reference to 110% of the closing price for our common shares on The NASDAQ Global Market on the last complete trading day immediately prior to issuance) and a warrant to purchase up to, in aggregate, 500,000 common shares issued on February 26, 2016 in connection with the amendment to our 8% Senior Secured Convertible Debenture with FBC (with each such warrant's exercise price being determined by reference to 110% of the closing price for our common shares on the NASDAQ Global Market on the last complete trading day immediately prior to issuance).

            Unless otherwise indicated, this prospectus supplement reflects and assumes no exercise of our outstanding warrants or options to purchase common shares described above.

Recent Developments

Private Placement and Concurrent Registered Direct Offering

            On March 29, 2017, the Company closed a registered direct offering of 20,454,546 of the Company’s common shares, no par value per share (the “Shares”), and warrants (the “Warrants”) exercisable to purchase up to 20,454,546 of the Company’s common shares, no par value per share, at an exercise price of $0.30 per share by private placement (the “March Private Placement”). The Company sold the Shares at a price of $0.22 per Share, and received gross proceeds from the offering, before deducting placement agent fees and other estimated offering expenses payable by the Company, of approximately $4,500,000. Roth Capital Partners, LLC acted as the placement agent for the offering.

Private Placement

            Between December 30, 2016 and March 16, 2017, the Company issued a total of 18,139,998 “Units,” at a purchase price of U.S. $0.30 per Unit. Each Unit consisted of one common share and one warrant from each of two series of warrants. The first series of warrants is exercisable to purchase 18,139,998 common shares in the aggregate and has an exercise price of U.S. $0.40 per share, a one-year term, and is exercisable in whole or in part at any time prior to expiration. The second series of warrants is exercisable for 18,139,998 common shares in the aggregate and has an exercise price of U.S. $0.55 per share, a five-year term, and is exercisable in whole or in part at any time prior to expiration. The Company received gross proceeds of U.S. $5.4 million in connection with the sale of the Units.

Consent, Waiver, Reaffirmation and Amendment Number One to Credit Agreement

            On April 6, 2016, Overland Storage, Inc., a California corporation (“Overland”) and wholly owned subsidiary of the Company, Tandberg Data GmbH, a limited liability company organized under the laws of Germany (“Tandberg” and, together with Overland, collectively the “Borrowers”), and Opus Bank, a California commercial bank, as Lender (“Lender”), entered into a Credit Agreement (the “Credit Agreement”) pursuant to which the Lender provided the Borrowers a $10 Million revolving credit facility and Overland $10 Million term loan facility. On December 30, 2016, the Borrowers and Lender entered into a Consent, Waiver, Reaffirmation and Amendment Number One to Credit Agreement (the “First Amendment”) pursuant to which (i) the maturity date for the revolving and term loan credit facilities were amended to be the earlier of the maturity date in the 8% Senior Secured Convertible Debenture, dated December 1, 2014, issued to FBC Holdings S.a r.l. (the “Debenture”), or March 31, 2017, (ii) the Lender granted a waiver of specified defaults under the Credit Agreement relating to a minimum asset coverage ratio, (iii) the Lender provided its consent to the consummation of the Acquisition (as defined below), and (iv) certain other terms of the Credit Agreement were amended, including but not limited to terms related to collateral coverage, milestone deliverables, and financial covenants.

            Further, as a condition of the entry into the First Amendment, the Company (i) cancelled the warrant issued to Lender for the purchase of 1,541,768 common shares at an exercise price of $1.30 per common share and (ii) issued to the Lender a warrant for the purchase of up to 862,068 common shares at an exercise price of $0.01 per common share. In addition, the First Amendment warrant provide for “piggyback” registration rights. These “piggyback” registration rights would be triggered by the filing of a registration statement to register the resale of the warrants and common shares issuable upon the exercise of the warrants. The exercise price and number of common shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation.

Amendments Number Two and Three to Credit Agreement, Amendment Number One to Amendment Number 1, Waiver and Reaffirmation, Amendment Number Four to Credit Agreement and Reaffirmation, and Amendment Number Five to Credit Agreement and Reaffirmation

            On March 12, 2017, the Borrowers and Lender entered into an Amendment Number Two to Credit Agreement, Amendment Number One to Amendment Number 1, Waiver and Reaffirmation (the “Second Amendment”). On March 21, 2017, the Borrowers and Lender entered into an Amendment Number Three to Credit Agreement (the “Third Amendment”) further amending the Second Amendment. On April 28, 2017, the Borrowers and Lender entered into an Amendment Number Four to Credit Agreement and Reaffirmation (the “Fourth Amendment”). On June 10, 2017, the Borrowers and Lender entered into an Amendment Number Five to Credit Agreement and Reaffirmation (the “Fifth Amendment” and, together with the First Amendment, Second Amendment, Third Amendment and Fourth Amendment, the “Opus Amendments”). Under the terms of the Second Amendment, as modified by the Third Amendment, (i) the maturity date for the revolving and term loan credit facilities were amended to be the earlier of (a) the maturity date in the Debenture or (b) (x) June 30, 2017 if the Maturity Extension Trigger Date (as defined below) occurs on or before March 31, 2017 or (y) if the Maturity Extension Trigger Date has not occurred by such date, March 31, 2017, (ii) the Lender granted a waiver of specified defaults under the Credit Agreement relating to obligations to deliver to the Lender an executed letter of intent with respect to refinancing the credit facility, and (iii) certain other terms of the Credit Agreement were amended, including but not limited to terms related to collateral coverage, milestone deliverables, and financial covenants. The Maturity Extension Trigger Date, which occurred prior to March 31, 2017, was the date upon which (a) the Company received gross cash proceeds of at least $3,000,000 from the issuance of the common shares and related warrants and (b) the Company deposited at least $2,500,000 of the funds raised in an equity offering into the primary operating account that Overland maintains at Opus Bank. Pursuant to the Opus Amendments, in the event of certain specified events of default, including failure to meet certain monthly revenue and EBITDA targets or failure to retain a financial advisor with respect to a sale of a significant portion of the Company’s assets by June 30, 2017, all amounts under the Credit Agreement may be accelerated and become immediately payable.

            Further, as a condition of the entry into the Second Amendment, the Company issued to the Lender (i) a warrant, exercisable for 398,936 shares at an exercise price of $0.01 per common share and (ii) a warrant, exercisable in the event that the Company has not repaid all outstanding amounts due under the Credit Agreement on or prior to May 31, 2017, for the purchase of 881,057 shares at an exercise price of $0.01 per common share. In addition, the warrants provide for “piggyback” registration rights. These “piggyback” registration rights would be triggered by the filing of a registration statement to register the resale of the warrants and common shares issuable upon the exercise of the warrants. The exercise price and number of common shares issuable upon exercise or exchange of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation.

Acquisition

            In January 2017, the Company completed its acquisition (the “Acquisition”) of all of the outstanding equity interests of HVE ConneXions, LLC and Unified ConneXions, Inc. (the “Sellers”). The Company initially purchased 19.9% of the outstanding equity interests of the Sellers in December 2016, and in connection with such purchase, issued 3,947,368 common shares. In January 2017, in connection with the Company’s purchase of the remaining equity interests of the Sellers, the Company paid to the Sellers $1,100,000 in cash and issued 2,205,883 common shares.

Grant of Inducement RSUs

            In January 2017, we granted 5,156,030 inducement RSUs in connection with the hiring of additional employees, which will vest over the next one to three years.

RISK FACTORS

            An investment in our securities involves a high degree of risk. In addition to the other information included in this prospectus, you should carefully consider the risk factors set forth in our most recent Annual Report on Form 20-F on file with the SEC, which is incorporated by reference into this prospectus, as well as the following risk factors, which supplement or augment the risk factors set forth in our Annual Report on Form 20-F. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and the accompanying prospectus supplement. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Related to Our Common Shares and this Offering

Our share price has been volatile and your investment in our common shares could decrease in value.

            The market price for securities of technology companies, including ours, historically has been highly volatile, and the market from time to time has experienced significant price and volume fluctuations that are unrelated to the operating performance of such companies. For example, during the 12-month period ended February 28, 2017, our closing stock price has ranged from a low of $0.20 to a high of $1.97. Fluctuations in the market price or liquidity of our common shares may harm the value of your investment in our common shares. You may not be able to resell your common shares at or above the price you pay for those shares due to fluctuations in the market price caused by changes in our operating performance or prospects and other factors, including, among others:

•	actual or anticipated fluctuations in our operating results or future prospects;

•	our announcements or our competitors’ announcements of new products;

•	public reaction to our press releases, our other public announcements and our filings with the SEC;

•	strategic actions by us or our competitors;

•	changes in financial markets or general economic conditions;

•	our ability to raise additional capital as needed;

•	developments regarding our patents or proprietary rights or those of our competitors; and

•	changes in stock market analyst recommendations or earnings estimates regarding our common shares, other comparable companies or our industry generally.

Future sales of our common shares could adversely affect the market price and our future capital-raising activities could involve the issuance of equity securities, which would dilute your investment and could result in a decline in the trading price of our common shares.

            We will likely sell securities in the public or private equity markets if and when conditions are favorable, even if we do not have an immediate need for additional capital at that time. Sales of substantial amounts of common shares, or the perception that such sales could occur, could adversely affect the prevailing market price of our common shares and our ability to raise capital. We may issue additional common shares in future financing transactions or as incentive compensation for our executive management and other key personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by our then-outstanding common shares. The market price for our common shares could decrease as the market takes into account the dilutive effect of any of these issuances.

Sales of shares issuable upon exercise or exchange of outstanding warrants, the conversion of outstanding convertible debt, or the effectiveness of our registration statement may cause the market price of our shares to decline.

            Excluding the warrants issued pursuant to the Securities Purchase Agreement and the warrants issued to Opus Bank, as of June 7, 2017, we have warrants outstanding for the purchase of up to 46,522,919 common shares having a weighted-average exercise price of $0.74 per share. Our 8% Senior Secured Convertible Debenture is currently convertible into common shares at a conversion price of $3.00 per common share. The sale of our common shares upon exercise of our outstanding warrants, the conversion of the debenture into common shares, or the sale of a significant amount of the common shares issued or issuable upon exercise of the warrants in the open market, or the perception that these sales may occur, could cause the market price of our common shares to decline or become highly volatile.

If our common shares are delisted from the NASDAQ Capital Market, our business, financial condition, results of operations and share price could be adversely affected, and the liquidity of our common shares and our ability to obtain financing could be impaired.

            In August 2016, we received a letter from the NASDAQ Stock Market LLC (“NASDAQ”) notifying us that we were not in compliance with the requirement of NASDAQ Listing Rule 5450(a)(1) (“Listing Rule”) for continued listing on the NASDAQ Global Market as a result of the closing bid price for our common shares being below $1.00 for 30 consecutive business days. This notification has had no effect on the listing of our common shares at this time. In accordance with the Listing Rule, we had 180 calendar days, or until January 30, 2017, to regain compliance with such rule. On February 1, 2017, we were granted an additional 180 calendar day period to regain compliance with the Listing Rule in connection with the transfer of the listing of our common shares to the NASDAQ Capital Market. To regain compliance, we must effectuate a reverse stock split in order for our common shares to have a closing bid price above $1.00 for a minimum of 10 consecutive business days. No assurance can be given that we will regain compliance during that period.

Future sales of our securities under certain circumstances may trigger price-protection provisions in outstanding warrants, which would dilute your investment and could result in a decline in the trading price of our common shares.

            In connection with our registered direct offering in December 2015, we issued a warrant exercisable to purchase up to 1,500,000 common shares that contains certain price protection provisions. If we, at any time while these warrants are outstanding, effect certain variable rate transactions and the issue price, conversion price or exercise price per share applicable thereto is less than the exercise price then in effect for the warrants, then the exercise price of the warrants will be reduced to equal such price. Additionally, if at any time while the warrants issued pursuant to the Securities Purchase Agreement entered into in March 2017 are outstanding, the Company sells or grants options to purchase, reprices or otherwise issues any common shares or securities convertible into common shares at a price less than $0.30, then the exercise price for the Warrants will be reduced to such price, provided that the exercise price will not be lower than $0.10, and the number of common shares issuable under the Warrants will be increased such that, after taking into account the decrease in the exercise price, the aggregate exercise price under the Warrants will remain the same. Any reverse stock split made in order to regain compliance with the Listing Rule will not adjust the minimum exercise price of the warrants. The triggering of these price protection provisions, together with the exercise of these warrants, could cause the market price of our common shares to decline or become highly volatile, and/or cause additional dilution to our shareholders.

We may have to pay liquidated damages to our investors, which will increase our negative cash flows.

            Under the terms of our registration rights agreements entered into with certain investors in connection with private placements of our securities in May, June, and August 2015, in connection with the warrant exchange agreement we entered into in March 2016 and in connection with the private placement in March 2017, if we fail to comply with certain provisions set forth in these agreements, including covenants requiring that we maintain the effectiveness of the registration statements registering these securities, then we will be required to pay liquidated damages to our investors. There can be no assurance that the registration statements will remain effective for the time periods necessary to avoid payment of liquidated damages. If we are required to pay our investors liquidated damages, this could materially harm our business and future prospects.

The terms of our March 2017 private placements may materially and adversely impact our ability to obtain additional financing in the future.

            We are subject to certain restrictions and obligations in connection with our private placement of warrants that was consummated in March 2017 which may materially and adversely affect our ability to obtain additional financing in the future. These restrictions and obligations include participation rights whereby certain investors are entitled to purchase up to 50% in the aggregate of the securities sold in any subsequent issuance for 15 months following the closing of the private placement (the “Closing”), prohibitions on issuing common shares or common share equivalents in a variable rate transaction for 90 days following the Closing and prohibitions on issuing common shares or common share equivalents through an equity line of credit, at-the-market offering, or similar transaction for six months following the Closing. Additionally, if at any time while the warrants are outstanding the Company sells or grants options to purchase, reprices or otherwise issues any common shares or securities convertible into common shares at a price less than $0.30, then the exercise price for the Warrants will be reduced to such price, provided that the exercise price will not be lower than $0.10, and the number of common shares issuable under the Warrants will be increased such that, after taking into account the decrease in the exercise price, the aggregate exercise price under the Warrants will remain the same. Any reverse stock split made in order to regain compliance with the Listing Rule will not adjust the minimum exercise price of the warrants. The triggering of these price protection provisions, together with the exercise of these warrants, could materially and adversely affect our ability to obtain additional financing in the future.

We do not expect to pay cash dividends on our common shares for the foreseeable future.

            We have never paid cash dividends on our common shares and do not anticipate that any cash dividends will be paid on the common shares for the foreseeable future. The payment of any cash dividend by us will be at the discretion of our board of directors and will depend on, among other things, our earnings, capital, regulatory requirements and financial condition.

IDENTITY OF DIRECTORS, SENIOR MANAGEMENT AND ADVISORS

The following table sets forth information with respect to each of the directors and officers of the Company, who share a business address at 9112 Spectrum Center Blvd, San Diego, CA 92123 USA.

Name	Position with Sphere 3D
Peter Ashkin(1)(2)(3)	Director
Dr. Cheemin Bo-Linn(1)(2)(3)	Director
Eric L. Kelly	Chief Executive Officer, Chairman and Director
Vivekanand Mahadevan(1)(2)(3)	Director
Duncan McEwan	Director
Peter Tassiopoulos	President, Vice Chairman and Director
Kurt L. Kalbfleisch	Senior Vice President and Chief Financial Officer
Jenny C. Yeh	Vice President, Legal and General Counsel
_____________________
(1)	Member of Audit Committee.
(2)	Member of Compensation Committee.
(3)	Member of the Nominating and Governance Committee.

Peter Ashkin, Director

            Mr. Ashkin member of the Board and also serves as the Chairman of its Compensation Committee. Mr. Ashkin has been a Managing Partner of Baker, Cook and Constable LLC, a venture capital firm that focuses on investing in, and operating high-tech start-up companies since March 2012 and President of Peter Ashkin Consulting, a consulting agency that focuses on high-tech startup companies since 2006. Previously, Mr. Ashkin served as President of the Technology Group for CanWest Mediaworks (2004 -2006), at that time, Canada’s largest media company, with multiple locations across Canada consisting of newspapers, broadcast television and cable. Prior to CanWest, Mr. Ashkin served as President of Product Strategy for AOL (America Online) (2001 -2004), at that time, the world’s largest internet provider. Mr. Ashkin also served as Senior Vice President and Chief Technology Officer of Gateway Computer (1998 - 2001) and prior thereto a number of senior and executive management positions at both Toshiba Corporation and Apple.

Dr. Cheemin Bo-Linn, Director

            Dr. Bo-Linn has served as a member of our Board since April 2017 and also serves as the Chairman of its Audit Committee. Dr. Bo-Linn is the CEO and President of Peritus Partners Inc., an international consulting group focused on leading companies to the next level growth and increasing business valuation, and has held this position since January 2013. From September 2010 to November 2012, she was Chief Marketing Officer, Chief Revenue Officer and consultant at NetLine Corporation, a global online multi-channel digital media network, mobile applications and content marketing services company. From July 2006 to August 2010, she was President of Peritus Partners Inc./BL Group. From June 1980 to June 2006, she held a number of executive business management roles including IBM Vice-President of Electronics, and other roles with responsibility ranging from strategy, marketing, sales, operations and investments across storage and software products and consulting services. She presently serves on the Advisory Board of SpeedTrack, a business analytics software company, and Women in Technology International, an online marketplace for research, publications, media and career services. She previously served as a member of the Boards of Directors of Violin Memory, Inc., NetLine Corporation, Association of Corporate Growth-SV, American Electronics Association and several private companies. She holds a Doctorate of Education focused on “Computer-based Management Information Systems and Organizational Change” from the University of Houston.

Eric L. Kelly, Chief Executive Officer and Chairman

            Eric Kelly has served as CEO and chairman of Sphere 3D since the company's merger with Overland Storage in December 2014. Mr. Kelly served as Overland Storage's CEO since January 2009, its President & CEO since January 2010 and as a board member since November 2007. Prior to joining Overland Storage, Mr. Kelly was President of Silicon Valley Management Partners Inc., a management consulting and M&A advisory firm which he co-founded in 2007. He is a seasoned executive with over 35 years of experience in the technology industry. Mr. Kelly served two terms, from 2013 to 2016, on the U.S. Department of Commerce’s Manufacturing Council, where he offered advice and counsel to the Obama administration on strategies and policy recommendations on ways to promote and advance U.S. manufacturing globally, and from 2013-2014 he was appointed to President Obama’s White House Advanced Manufacturing Steering Committee. He is also serving on the Board of Directors-San Jose State University, is a member of the Global Leadership Council for San Jose State University’s Lucas College and Graduate School of Business and serves on the Advisory Board for San Francisco State University Graduate School of Business. He earned an MBA from San Francisco State University and a B.S. in Business Management from San Jose State University

Vivekanand Mahadevan, Director

            Mr. Mahadevan has been the Chief Executive Officer of Dev Solutions, Inc., a consulting firm that helps technology startups build next-generation market leaders in data analytics, security, storage and cloud markets since March 2012. Mr. Mahadevan was the Chief Strategy Officer for NetApp, Inc., a supplier of enterprise storage and data management software and hardware products and services, from November 2010 until February 2012. Prior to that time served as Vice President of Marketing for LSI Corporation, an electronics company that designs semiconductors and software that accelerate storage and networking, from January 2009 to September 2010. Prior to LSI Corporation, he was Chief Executive Officer for Deeya Energy, Inc., and has also held senior management positions with leading storage and systems management companies including BMC Software, Compaq, Ivita, and Maxxan Systems. Mr. Mahadevan is also a current board member of Violin Memory, Inc. Mr. Mahadevan holds an M.B.A. in Marketing and MS in Engineering from the University of Iowa as well a degree in Mechanical Engineering from the Indian Institute of Technology.

Duncan McEwan, Director

            Mr. McEwan is president of Diligent Inc., a consulting company he founded in 1991 specializing in M&A and strategic advice for technology-based clients. Mr. McEwan was Executive Vice President and Chief Strategy Officer of Call-Net Enterprises Inc., a provider of long-distance telephone services until it merged into Rogers Communication Inc. (2004-2005); President and Chief Operating Officer of Sprint Canada Inc., an integrated, national telecommunications provider (2001-2004); Chief Executive Officer of Northpoint Canada Communications, a provider of high-speed data and Internet (DSL) lines (2000-2001); President and Chief Executive Officer of Canadian Satellite Communications (Cancom) (1996-2000). Mr. McEwan has been Chairman of the Board of Geminare, Inc. since 2010, an emerging global leader in business continuity and cloud-based software systems and has previously served on a number of other public and private company boards. Mr. McEwan is a graduate of the University of Toronto.

Peter Tassiopoulos, President, Vice Chairman and Director

            Mr. Tassiopoulos is a current member of the Board and has served as President of the Company since December 1, 2014. Mr. Tassiopoulos served as the Chief Executive Officer of the Company from March 2013 until December 1, 2014. Mr. Tassiopoulos has extensive experience in information technology business development and global sales as well as a successful track record leading early-stage technology companies. He has been actively involved as a business consultant over the past 10 years, including acting as Chief Operating Officer and then Chief Executive Officer of BioSign Technologies Inc. from September 2009 to April 2011 and Chief Executive Officer of IgeaCare Systems Inc. from February 2003 to December 2008. Mr. Tassiopoulos is also a current board member of Northern Sphere Mining Corp., formerly Argentium Resources Inc.

Kurt L. Kalbfleisch, Senior Vice President and Chief Financial Officer

            Mr. Kalbfleisch has served as Senior Vice President and Chief Financial Officer of the Company since December 1, 2014. Mr. Kalbfleisch had 20 years of service with Overland and served as Overland's Senior Vice President since June 2012, Chief Financial Officer since February 2008, and Secretary since October 2009. Prior to that, he served as Overland's Vice President of Finance from July 2007 to June 2012.

Jenny C. Yeh, Vice President, Legal and General Counsel

            Ms. Yeh has served as Vice President, Legal and General Counsel of the Company since October 5, 2015. Prior to joining the Company, Ms. Yeh served as Executive Counsel, Transactions and Finance, at General Electric Company where she was a senior legal advisor to GE Corporate’s business development group, supporting global corporate strategy and transactions across all GE industrial businesses worldwide. From 2007 to 2011, Ms. Yeh was a corporate partner at Baker & McKenzie LLP, where she advised clients in general corporate and securities matters, with a specialization in complex cross-border transactions. Ms. Yeh holds a Juris Doctorate from Georgetown University Law Center, and Bachelor of Arts degrees from the University of California at Berkeley.

            The Company’s independent auditor is Moss Adams LLP, located at 4747 Executive Drive, Suite 1300, San Diego, CA 92121.

RELATED PARTY TRANSACTIONS

            Related parties of the Company include the Company’s directors, key management personnel and persons that beneficially own, control or direct, directly or indirectly, more than 10% of the voting securities of the Company. Key management personnel are those persons having authority and responsibility for planning, directing, and controlling the activities of the Company, directly or indirectly. There were no transactions between the Company and such related parties for the preceding three financial years up to June 23, 2017 that were material to the Company or such related party, except for the following:

            Registered Direct Offering and Concurrent Private Placement. On March 24, 2017, the Company entered into a Securities Purchase Agreement with certain investors, pursuant to which the Company issued to the investors, in the aggregate, 20,454,546 of the Company’s common shares for gross proceeds of $4.5 million. The purchase price for one common share was $0.22. The Securities Purchase Agreement also provided for the concurrent private placement of warrants exercisable to purchase up to 20,454,546 common shares.

            MF Ventures, LLC, which beneficially owns, directly or indirectly, securities of the Company carrying more than 10% of the voting rights attached to the outstanding voting securities of the Company (on a partially-diluted basis), participated in the private placements by acquiring 4,545,454 common shares and warrants to purchase 4,545,454 common shares, for an aggregate purchase price of $1.0 million.

            Private Placement. Between December 30, 2016 and March 16, 2017, the Company completed a private placement and issued a total of 18,139,998 “Units” at a purchase price of $0.30 per Unit. Each Unit consisted of one common share and one warrant from each of two series of warrants. The Company received gross proceeds of $5.4 million in connection with the sale of the Units. The first series of warrants is exercisable to purchase 18,139,998 common shares in the aggregate and has an exercise price of $0.40 per share, a one-year term, and is exercisable in whole or in part at any time prior to expiration. The second series of warrants is exercisable for 18,139,998 common shares in the aggregate and has an exercise price of $0.55 per share, a five-year term, and is exercisable in whole or in part at any time prior to expiration.

            MF Ventures, LLC, participated in the private placements by acquiring 8,333,333 common shares and warrants to purchase 16,666,666 shares.

            Lynn Factor and Sheldon Inwentash, a married couple who beneficially owns, directly or indirectly, securities of the Company carrying more than 10% of the voting rights attached to the outstanding voting securities of the Company (on a partially-diluted basis), participated in the private placements by acquiring 5,325,000 common shares and warrants to purchase 10,650,000 shares. An additional 700,000 common shares and warrants to purchase 1,400,000 shares were acquired by ThreeD Capital Inc. Mr. Inwentash is the Chief Executive Officer of ThreeD Capital Inc.

            Related Party Term Loan. In September 2016, the Company entered into a $2.5 million term loan agreement with FBC Holdings (an affiliate of Cyrus Capital Partners, a related party). The term loan has a maturity date of January 31, 2018 and bears interest at a 20.0% simple annual interest rate, payable monthly in arrears. Monthly payments of principal on the term loan begin on January 31, 2017, in 13 equal installments. The Company has the option to pre-pay the outstanding balance of the term loan, plus any accrued interest, at any time.

            Related Party Warrant Exchange Agreement. The Company entered into a warrant exchange agreement (the “Warrant Exchange Agreement”), dated March 25, 2016, with MF Ventures, LLC (the “Holder”) pursuant to which the Company agreed to issue a warrant (the “New Warrant”) for the purchase of up to 7,199,216 common shares (the “Warrant Shares”), no par value, in a privately negotiated exchange under Section 3(a)(9) of the Securities Act of 1933, as amended, in exchange for the surrender and cancellation of previously outstanding warrants for the purchase of up to, in aggregate, 3,031,249 common shares (the “Previously Outstanding Warrants”). The Previously Outstanding Warrants were issued pursuant to: (i) that certain Purchase Agreement, dated as of May 13, 2015, by and between the Company and the Holder (the “May Purchase Agreement”); (ii) that certain Purchase Agreement, dated as of August 10, 2015, by and between the Company and the Holder (the “August Purchase Agreement”); and (iii) that certain Subscription Agreement, dated as of September 22, 2015, by and between the Company and the Holder (the “2015 Subscription Agreement”). The terms of the New Warrant are substantially similar to the Previously Outstanding Warrants except: (i) in the case of the Previously Outstanding Warrants issued pursuant to the May Purchase Agreement, the exercise price changed from $4.00 per common share to $1.22 per common share; (ii) in the case of the Previously Outstanding Warrants issued pursuant to the August Purchase Agreement and the 2015 Subscription Agreement, the exercise price changed from $2.33 per common share to $1.22 per common share; and (iii) the expiry date changed from various dates between May 18, 2020 and September 22, 2020 to April 14, 2016. However, if the holder exercises the New Warrant for the purchase of at least 3,031,249 common shares before April 14, 2016, then the expiry date for the balance of any unexercised portion of the New Warrant shall become March 25, 2021. On March 25, 2016, the Holder exercised 3,031,249 of the Warrant Shares for 3,031,249 common shares pursuant to which the Company received $3.7 million in proceeds. The expiration date for the remaining balance of the New Warrant is March 25, 2021. The Company also entered into a Registration Rights Agreement (the “Registration Rights Agreement”), dated as of March 25, 2016, with the Holder. Pursuant to the Registration Rights Agreement, the Company filed a registration statement with the SEC to register the resale of the Warrant Shares.

            Related Party Convertible Notes. On December 1, 2014, in connection with the acquisition of Overland, the existing debt of Overland and the remaining debt of the Company were amended and restated into a $19.5 million convertible note with FBC Holdings. In April 2016, the Company modified its convertible note with FBC Holdings, pursuant to which the holder made an additional advance of $5.0 million to the Company. The convertible note was originally convertible into common shares at a price equal to $7.50 per share with respect to $10 million of the convertible note and $8.50 per share with respect to $9.5 million of the convertible note. In November 2015, the convertible note was modified and the conversion prices of $7.50 per share and $8.50 per share were adjusted to $3.00 per share. The convertible note is scheduled to mature March 31, 2018 and bears interest at an 8.0% simple annual interest rate, payable semi-annually. The obligations under the convertible note are secured by substantially all assets of the Company. At December 31, 2016, the Company had $24.2 million, net of unamortized debt costs of $0.3 million, outstanding on the convertible note.

            In February 2016, in connection with the November 2015 modification and certain specified terms, we issued to the holder of the convertible note a warrant to purchase 500,000 of common shares of the Company at a price of $1.62.

            In June and December 2015, we issued 157,872 and 510,590 common shares, respectively, for the payment of interest expense on our convertible note. In 2016, we issued 4,214,849 common shares for the payment of interest expense on our convertible note.

            Terminated Related Party Credit Facility. In December 2014, the Company entered into a revolving credit agreement with FBC Holdings for a revolving credit facility of $5.0 million. In July 2015, the credit facility was amended to extend the scheduled maturity date to May 2016 with an automatic extension to November 2016, and the aggregate borrowing amount was increased from $5.0 million to $10.0 million. In April 2016, the credit facility was terminated upon repayment of the outstanding balance.

            For the year ended December 31, 2016, interest expense for the credit facility was $0.9 million, which included $0.7 million of amortization of issuance costs. Interest expense for the credit facility was $1.2 million, which included $0.7 million of amortization of issuance costs in 2015. At December 31, 2015, there were $0.1 million in accrued liabilities related to fees.

            In February 2015, we issued warrants to purchase up to 100,000 common shares to FBC Holdings in connection with draws on our related party credit facility. The warrants expire in February 2018 and have an exercise price of $4.50 per share.

            In March 2015, we issued warrants to purchase up to 200,000 common shares to FBC Holdings in connection with draws on our related party credit facility. The warrants expire in March 2018 and have an exercise price of: (i) in the case of 100,000 of the warrants, $7.21 per share; and (ii) in the case of 100,000 of the warrants, $5.02 per share.

            In December 2015, we issued warrants to purchase 500,000 common shares of the Company to FBC Holdings in connection with draws on our related party credit facility. The warrants expire in December 2018 and have an exercise price of $1.54 per share.

            Related Commercial Agreements. In July 2013, the Company entered into a supply agreement, and a technology license agreement, with Overland Storage, Inc.. As payments under the supply agreement, Sphere 3D issued common shares with a value as of the date of issuance equal to approximately $0.5 million to Overland during each of the years ended December 31, 2014 and 2013.

            In September 2014, the Company entered into a commercial relationship with a third party customer to sell a license to its Glassware product. The customer required that the Glassware product be provided through one of its preapproved distribution partners. The Company did not have a relationship with such distribution partner and in order to facilitate such transaction on a timely basis, the Company and Overland agreed that Overland would purchase the Glassware product from the Company and resell it to the distribution partner, with whom Overland had a preexisting relationship.

            The Company recognized $0.8 million and zero in revenue related to these agreements during the years ended December 31, 2014 and 2013, respectively. The Company made purchases of $1.4 million from Overland related to the supply agreement prior to the acquisition of Overland on December 1, 2014. The Company recognized $0.2 million in interest income from a note receivable from Overland that existed prior to the acquisition of Overland. No related party expense, other than debt interest expense, was recognized during the years ended December 31, 2014 and 2013. Amounts included in other current assets and accounts payable under these agreements was $0.4 million and $0.1 million as of December 31, 2013.

            Related Party Legal Services. Legal services of $0.4 million and $0.1 million were provided by a legal firm affiliated with a former director of the Company during the years ended December 31, 2014 and 2013, respectively. Professional services of $0.4 million and $0.6 million were provided by a company controlled by a director of the Company during the years ended December 31, 2014 and 2013, respectively.

REASONS FOR THE OFFER AND USE OF PROCEEDS

            We are required under the terms of the Registration Rights Agreement entered into with the investors in the March Private Placement to file a registration statement on Form F-1, of which this prospectus is a part, to cover the resale of the common shares issuable upon conversion of the warrants. The common shares being offered by this prospectus are solely for the account of the selling shareholders. To the extent that we have received or will receive additional cash upon exercise of the warrants, we currently expect to use that cash for general corporate purposes. These purposes may include repayment of debt, working capital needs, capital expenditures, acquisitions and any other general corporate purpose.

SELLING SHAREHOLDERS

            We have prepared this prospectus to allow the selling shareholders or their donees, pledgees, transferees or other successors in interest to sell or otherwise dispose of, from time to time, up to an aggregate of 22,596,607 common shares issuable upon the exercise or exchange of (i) 20,454,546 warrants issued to the selling shareholders in connection with a private placement under a Securities Purchase Agreement entered into on March 24, 2017 and (ii) 2,142,061 warrants issued to Opus Bank in connection with our Credit Agreement. The table below presents information regarding the selling shareholders, the common shares beneficially owned and the common shares that they may sell or otherwise dispose of from time to time under this prospectus.

            We do not know when or in what amounts the selling shareholder may sell or otherwise dispose of the common shares covered hereby. The selling shareholder might not sell any or all of the shares covered by this prospectus or may sell or dispose of some or all of the shares other than pursuant to this prospectus. Because the selling shareholder may not sell or otherwise dispose of some or all of the shares covered by this prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale or other disposition of any of the shares, we cannot estimate the number of the shares that will be held by the selling shareholder after completion of the offering. However, for purposes of this table, we have assumed that all of the common shares covered by this prospectus will be sold by the selling shareholder.

	Beneficial Ownership(1)
	Number of		Percent		Number of	Percent
	Shares		of		Shares	of
	Beneficially		Class	Number of	Beneficially	Class
Name of	Owned Prior		Prior	Shares	Owned	After
Selling	to the		to the	Offered	After this	this
Shareholder (2)	Offering		Offering	Hereby (3)	Offering	Offering
MF Ventures, LLC (4)	41,913,869	(5)	33.07%	4,545,454	37,368,415	29.48%
Anson Investments Master Fund LP (6)	4,210,000		3.32%	2,500,000	1,710,000	1.35%
Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B(7)	2,500,000		1.97%	2,500,000	0	0%
CVI Investments, Inc. (8)	2,829,484		2.23%	2,272,728	556,756	0.44%
Hudson Bay Master Fund Ltd.(9)	4,545,454		3.59%	4,545,454	0	0%
Intracoastal Capital, LLC(10)	3,090,910		2.44%	3,090,910	0	0%
Black Mountain Equities, Inc.(11)	500,000		0.39%	500,000	0	0%

Gemini Master Fund, Ltd.(12)	500,000	0.39%	500,000	0	0%
Opus Bank(13)	2,142,061	1.69%	2,142,061	0	0%

*	Less than 1.0% .
(1)

Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and generally includes voting and investment power with respect to securities and including any securities that grant the selling shareholder the right to acquire common shares within 60 days of June 7, 2017. Percentage ownership is based on an aggregation of the 104,160,648 common shares issued and outstanding as of June 7, 2017 and assumes issuance of the remaining common shares issuable upon exercise or exchange of warrants. This amount totals 126,757,255 common shares.

(2)	Unless otherwise indicated, this table is based on information supplied to us by the selling shareholders and our records.
(3)	All 22,596,607 common shares offered pursuant to this prospectus are issuable upon exercise or exchange of warrants.
(4)

MF Ventures, LLC beneficially owns, directly or indirectly, securities of the Company carrying more than 10% of the voting rights attached to the outstanding voting securities of the Company (on a partially-diluted basis). Victor B. MacFarlane and Thaderine D. MacFarlane have shared voting and investment power with respect to the common shares held by this selling shareholder. The address for this selling shareholder is: 201 Spear Street 14th Floor, San Francisco, California 94105.

(5)

Consists of warrants currently exercisable for 25,380,087 common shares and 16,533,782 common shares currently issued to and held directly by MF Ventures, LLC, and, further, assumes MF Ventures, LLC is not subject to a 4.99% blocker that would prevent the exercise of warrants for 4,545,454 common shares that are registered hereunder. Please refer to the SC 13D/A filed by MF Ventures, LLC, among others, on March 31, 2017.

(6)

Voting and investment power over the shares held by Anson Investments Master Fund LP is exercised by the co-investment advisors to Anson Investments Master Fund LP. The co-investment advisors of Anson Investments Master Fund LP consist of Anson Advisors Inc. and Anson Funds Management LP. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Adam Spears are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Spears each disclaim beneficial ownership of these shares. The principal business address for this selling shareholder is: 190 Elgin Ave; George Town, Grand Cayman.

(7)

Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Ayrton Capital LLC is 1180 Avenue of Americas, Suite 842, New York, NY 10036.

(8)

Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. ("CVI"), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. The address for this selling shareholder is: 101 California Street, Suite 3250, San Francisco, CA 94111.

(9)

Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. The address for this selling shareholder is: 777 Third Avenue, 30th Floor, New York, NY 10017.

(10)

Mitchell P. Kopin and Daniel B. Asher, are each managers of Intracoastal Capital LLC ("lntracoastal") and have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership of the shares held by Intracoastal. Mr. Asher, who is a manager of Intracoastal, is also a control person of a broker-dealer. As a result of such common control, Intracoastal may be deemed to be an affiliate of a broker-dealer. Intracoastal acquired the ordinary shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the ordinary shares and warrants described herein, Intracoastal did not have any arrangements or understandings with any person to distribute such securities. The address for this selling shareholder is: 2211A Lakeside Drive Bannockbum IL 60015.

(11)

Adam Baker, President of Black Mountain Equities, Inc., has sole voting and dispositive power over shares held by Black Mountain Equities, Inc. The address for this selling shareholder is: 13366 Greenstone Court, San Diego, CA 92131.

(12)

Steven Winters, President of Gemini Strategies Inc., investment manager of Gemini Master Fund, Ltd. has sole voting and dispositive power over shares held by Gemini Master Fund, Ltd. The address for this selling shareholder is: c/o Gemini Strategies, 6619 South Vulcan Ave, Suite 203, Encinitas, CA 92024.

(13)

Opus Bank is a California commercial bank and lender to the company under its credit agreement. The address for this selling shareholder is: 19900 MacArthur Boulevard, 12th Floor, Irvine, California 92612.

PLAN OF DISTRIBUTION

            We are registering up to an aggregate of 22,596,607 common shares issuable upon the exercise or exchange of (i) 20,454,546 warrants issued to the selling shareholders in connection with a private placement under a Securities Purchase Agreement entered into on March 24, 2017 and (ii) 2,142,061 warrants issued to Opus Bank in connection with our Credit Agreement. We will not receive any of the proceeds from the sale by the selling shareholders of the common shares. We will bear all fees and expenses incident to our obligation to register the common shares.

            The selling shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling common shares or interests in common shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their common shares or interests in common shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

            The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

            If the selling shareholders effect such transactions by selling common shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the common shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the common shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

            In connection with the sale of our common shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common shares short and deliver these securities to close out their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

            The aggregate proceeds to the selling shareholders from the sale of the common shares offered by them will be the aggregate purchase price of the common shares less aggregate discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common shares to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

            The selling shareholders also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

            The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common shares or interests therein may be, “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the common shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

            To the extent required, the common shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

            In order to comply with the securities laws of some states, if applicable, the common shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

            We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

            We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the common shares offered by this prospectus.

            We have agreed with certain of the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the common shares held by such shareholders and covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement, (2) such time as all of the common shares held by such shareholders and covered by this prospectus have been disposed of in accordance with Rule 144 of the Securities Act, or (3) the date on which such common shares may be sold without restriction pursuant to Rule 144 of the Securities Act without volume or manner-of-sale restrictions and without the Company being in compliance with the reporting requirements set forth under Rule 144(d)(1)(i).

CAPITALIZATION

            The following table sets forth our cash and cash-equivalents and our capitalization as of March 31, 2017 on an actual basis. The table below does not present our capitalization on an as-adjusted basis to give effect to the issuance and sale of the 20,454,546 common shares issuable upon exercise or exchange of the warrants issued on March 29, 2017 or the 2,142,061 common shares issuable upon exercise of the warrants issued to Opus Bank. The holders of the warrants are not obligated to exercise them for the purchase of our common shares, and as a result, there can be no assurance that the holders will exercise the warrants.

            You should read the information in the following table in conjunction with our consolidated financial statements and the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 20-F for the year ended December 31, 2016 filed with the SEC on March 31, 2017 incorporated by reference in this prospectus.

(In thousands, except share and per share information)
Cash and cash equivalents	$6,904
Current portion of long-term debt, net	$44,049
Warrant liability	2,945
Shareholders’ equity
Common stock, no par value per share; unlimited shares authorized, 102,708,418 shares issued and outstanding, actual	164,105
Accumulated deficit	$(143,052)
Accumulated other comprehensive loss	$(1,574)
Total shareholders’ equity	$19,479
Total liabilities and shareholders’ equity	$96,302

PRICE RANGE OF OUR SHARES

            On December 28, 2012, our common shares commenced trading on the TSX Venture Exchange under the symbol “ANY”. On July 8, 2014, our common shares commenced trading on the NASDAQ Global Market under the symbol “ANY”. On December 10, 2014, we voluntarily delisted our common shares from the TSXV. On February 1, 2017, our common shares commenced trading on the NASDAQ Capital Market in connection with our application to transfer our shares from the NASDAQ Global Market.

            The tables below set forth, for the periods indicated, the per share high and low closing sales prices for our common shares as reported on the NASDAQ and the TSXV. TSXV closing prices of our common shares are presented in Canadian dollars, and the NASDAQ closing prices of our common shares are presented in U.S. dollars.

	TSXV (CAD$)
Annual Highs and Lows	High	Low
Fiscal 2012 (from December 28, 2012)	0.95	0.74
Fiscal 2013	6.80	0.41
Fiscal 2014 (through December 10, 2014)	11.20	5.35

	NASDAQ (USD$)
Annual Highs and Lows	High	Low
Fiscal 2014 (from July 8, 2014)	11.00	4.87
Fiscal 2015	7.49	1.30
Fiscal 2016	2.00	0.18
Fiscal 2017 (through April 19, 2017)	0.37	0.19

	NASDAQ (USD$)
Quarterly Highs and Lows for Fiscal 2015 and 2016	High	Low
First Quarter Fiscal 2015	7.49	3.35
Second Quarter Fiscal 2015	5.46	2.98
Third Quarter Fiscal 2015	5.73	1.66
Fourth Quarter Fiscal 2015	3.80	1.30
First Quarter Fiscal 2016	2.00	1.02
Second Quarter Fiscal 2016	1.38	0.66
Third Quarter Fiscal 2016	0.95	0.40
Fourth Quarter Fiscal 2016	0.92	0.18
First Quarter Fiscal 2017	0.37	0.21

	NASDAQ (USD$)
Monthly Highs and Lows	High	Low
September 2016	0.84	0.40
October 2016	0.68	0.45
November 2016	0.92	0.42
December 2016	0.85	0.18
January 2017	0.56	0.26
February 2017	0.36	0.26
March 2017	0.34	0.20
April 2017	0.22	0.16
May 2017	0.23	0.12

            Fluctuations in the exchange rate between the Canadian dollar and the U.S. dollar will affect any comparisons of our common shares traded on the TSXV and our common shares traded on the NASDAQ.

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

            We are a corporation governed by the Business Corporations Act (Ontario) and by the applicable federal laws of Canada. Certain of our directors and officers and some of the experts named in this prospectus reside outside the United States and a majority of their assets are located outside the United States. It may not be possible for you to effect service of process within the United States on these persons. Furthermore, it may not be possible for you to enforce against us or them, in the United States, judgments obtained in United States courts, because a significant portion of our assets and the assets of these persons are located outside the United States.

            We have been advised that there are strong defenses that can be raised as to the enforceability, in original actions in Canadian courts, of liabilities based on the United States federal securities laws or “blue sky” laws of any state within the United States and to the enforceability in Canadian courts of judgments of United States courts obtained in actions based on the civil liability provisions of the United States federal securities laws or any such state securities or blue sky laws such that the enforcement in Canada of such liabilities and judgments is not certain. Therefore, it may not be possible to enforce those judgments against us, our directors and officers and some of the experts named in this prospectus.

OFFERING EXPENSES

The following table lists the costs and expenses payable by us in connection with the sale of the common shares covered by this prospectus other than any sales commissions or discounts, which expenses will be paid by the selling shareholders. The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$524
Legal fees and expenses	40,000
Accounting fees and expenses	5,000
Miscellaneous expenses	3,000
Total	$48,524

SHARE CAPITAL

            As of June 7, 2017, 104,160,648 common shares were issued and outstanding, all of which have been duly approved and are registered on our books. Our articles of amalgamation permit the issuance of an unlimited number of common shares. All of the outstanding common shares are fully paid and non-assessable. Within the past five years, more than 10% of our capital stock has been paid for with assets other than cash.

            The Company has unlimited authorized shares of common shares at no par value. The share capital activity was as follows (in thousands):

Number of
Shares
Shares issued during the year ended December 31, 2014(1)
Common shares issued	11,108
Common shares issued for warrants exercised	2,101
Shares issued under equity incentive plan	247
Shares issued during the year ended December 31, 2015:(2)
Common shares issued	8,764
Common shares issued for warrants exercised	349
Shares issued under equity incentive plan	1,531
Shares issued during the year ended December 31, 2016:(3)
Common shares issued	15,126
Common shares issued for warrants exercised	3,508
Shares issued under equity incentive plan	2,733
Shares issued during the year ended December 31, 2017:(4)
Common shares issued	33,867
Shares issued under equity incentive plan	3,730
____________________
(1)

On December 1, 2014, the Company completed its acquisition of Overland. The acquisition was carried out pursuant to the terms and conditions contained in an Agreement and Plan of Merger dated May 15, 2014 (as amended, the “merger agreement”). Under the terms of the merger agreement, Sphere 3D issued a total of 8,556,865 common shares for all of the outstanding Overland shares on the basis of one Overland share for 0.46385 common shares.

On March 21, 2014, the Company acquired from V3 Systems certain Virtual Desktop Infrastructure (“VDI”) technology, including Desktop Cloud Orchestrator® software, which allows administrators to manage local, cloud hosted, or hybrid virtual desktop deployments, and a series of purpose-built, compact, efficient and easy-to-manage servers. The purchase price for the acquired technology assets of V3 Systems was $14.4 million, consisting of $4.2 million in cash and the issuance of 1,089,867 of our common shares at $5.92.

The company issued 87,103 in connection with its election to pay accrued and outstanding interest under the convertible debenture either entirely in cash or common shares.

The company issued 1,804,000 common shares in connection with the exercise of warrants issued in a private placement relating to the company’s acquisition of Sphere 3D Inc. in 2012 and a concurrent financing. The warrants were exercisable to purchase one common share at a purchase price of $1.00. Additionally, the company issued 297,000 common shares in connection with the exercise of warrants issued in connection with a November 2013 underwritten financing for the sale of 1,250,000 units that included one common share and one-half of one common share purchase warrant, at a price of $3.35 per unit of gross proceeds of $4,187,500. Each such warrant was exercisable to acquire one common share at a purchase price of $4.50.

(2)

In May and June 2015, we completed private placements for a total of 1,621,250 common shares of the Company and warrants to purchase up to 1,621,250 common shares for a gross purchase price of approximately $5.2 million (the “May 2015 Private Placement”). The purchase price for one common share and a warrant to purchase one common share was $3.20. The warrants have an exercise price of $4.00 per share and a five-year term. These warrants have no anti-dilution provisions. We filed a registration statement to register the resale of the shares to be issued in the offering and the shares issuable upon exercise of the warrants with the U.S. Securities and Exchange Commission (“SEC”).

In August 2015, we completed a private placement of 606,060 common shares of the Company and warrants to purchase up to 606,060 common shares for a gross purchase price of approximately $2.0 million (the “August 2015 Private Placement”). The purchase price for one common share and a warrant to purchase one common share was $3.30. The warrants had an exercise price of $3.30 per share and a five-year term. We have the right to force the exercise of the warrants if the weighted average price of the common shares for 10 consecutive trading days exceeds 400% of $2.33. In September 2015, we issued an additional 252,308 common shares and 252,308 warrants to purchase 252,308 common shares in conjunction with the price protection clause in effect through December 31, 2015 and the equity financing completed in September 2015. In December 2015, we issued an additional 141,631 common shares and 141,631 warrants to purchase 141,631 common shares in conjunction with the price protection clause and the equity financing completed in December 2015. The purchase price for one common share and a warrant to purchase one common share was adjusted to $2.33. We filed a registration statement to register the resale of the shares to be issued in the offering and the shares issuable upon exercise of the warrants with the SEC.

On August 10, 2015, we completed an acquisition of assets related to the RDX® removable disk product lines from Imation Corp. (“Imation”). We issued 1,529,126 common shares with an approximate value of $6.1 million, and a warrant exercisable for 250,000 additional common shares exercisable in connection with certain purchase price adjustments under the asset purchase agreement. In February 2016, Imation exercised the warrant and we issued 250,000 common shares at $0.01.

In September and October 2015, we entered into subscription agreements with certain investors pursuant to which we issued, in the aggregate, 1,417,961 common shares, warrants exercisable to purchase up to 354,490 common shares, and adjustment warrants (the “Adjustment Warrants”) for an aggregate offering price of approximately $3.3 million (the “October 2015 Registered Direct Offering”). The purchase price for one common share, a warrant to purchase one quarter of one common share (the “Warrant Shares”), and an Adjustment Warrant was $2.33. The Adjustment Warrants become exercisable to purchase a number of common shares to be determined at such time following an additional financing by the Company prior to December 31, 2015. Each warrant has an initial exercise price of $2.33 per Warrant Share. The warrants are immediately exercisable and have a five-year term. Each Adjustment Warrant has an initial exercise price of $0.01 per common share. In December 2015, we issued an additional 1,297,435 warrants to purchase 1,297,435 common shares in connection with the price protection clauses in effect through December 31, 2015 and the equity financing completed in December 2015. Each warrant has an exercise price of $2.33. In December 2015, we issued 233,964 Adjustment Warrants to purchase 233,964 common shares in conjunction with the equity financing completed in December 2015. In January 2016, 226,539 Adjustment Warrants were exercised at $0.01 per common share. The remaining Adjustment Warrants will expire on March 31, 2016.

In December 2015, we completed an equity financing of 2,527,500 common shares and warrants to purchase up to 2,527,500 common shares for a gross purchase price of approximately $5.1 million (the “December 2015 Registered Direct Offering”). The purchase price for one common share and a warrant to purchase one common share was $2.00. The warrants have an exercise price of $2.50 per share and a five-year term. We have the right to force the exercise of the warrants if the weighted average price of the common shares for 10 consecutive trading days exceeds 400% of $1.79. Warrants to purchase up to 1,500,000 common shares include a one-time adjustment provision, as defined in the agreement, which provides that the exercise price will be automatically adjusted, if the adjustment price as calculated on May 28, 2016, is less than $2.50.

The company issued 668,462 in connection with its election to pay accrued and outstanding interest under the convertible debenture either entirely in cash or common shares.

The company issued 349,076 common shares in connection with the exercise of warrants issued in connection with a November 2013 underwritten financing for the sale of 1,250,000 units that included one common share and one-half of one common share purchase warrant, at a price of $3.35 per unit of gross proceeds of $4,187,500. Each such warrant was exercisable to acquire one common share at a purchase price of $4.50.

(3)	In March 2016, the company issued 30,000 shares in connection with subscription agreements dated December 2015 and entered into in connection with the December 2015 Registered Direct Offering.

In March 2016, the Company entered into a warrant exchange agreement with MF Ventures, LLC (“MF Ventures”), a related party, pursuant to which the Company agreed to issue a warrant (the “New Warrant”) for the purchase of up to 7,199,216 common shares (the “Warrant Shares”) in exchange for the surrender and cancellation of previously outstanding warrants for the purchase of up to, in aggregate, 3,031,249 common shares (the “Previously Outstanding Warrants”) (the “March 2016 Warrant Exchange”). The terms of the New Warrant are substantially similar to the Previously Outstanding Warrants except the exercise price has changed to $1.22 per common share. On March 25, 2016, MF Ventures exercised 3,031,249 of the Warrant Shares for 3,031,249 common shares pursuant to which the Company received $3.7 million in proceeds. The expiration date for the remaining balance of the New Warrant is March 25, 2021.

In January 2017, the Company completed its acquisition (the “Acquisition”) of all of the outstanding equity interests of HVE ConneXions, LLC and Unified ConneXions, Inc. (the “Sellers”). The Company initially purchased 19.9% of the outstanding equity interests of the Sellers in December 2016, and in connection with such purchase, issued 3,947,368 common shares.

Between December 2016 and March 16, 2017, the Company completed private placements and issued a total of 18,139,998 “Units” at a purchase price of $0.30 per Unit (the “December 2016 to March 2017 Private Placement”). Each Unit consisted of one common share and one warrant from each of two series of warrants, as described below. The Company received gross proceeds of $5.4 million in connection with the sale of the Units. The first series of warrants is exercisable to purchase 18,139,998 common shares in the aggregate and has an exercise price of $0.40 per share, a one-year term, and is exercisable in whole or in part at any time prior to expiration. The second series of warrants is exercisable for 18,139,998 common shares in the aggregate and has an exercise price of $0.55 per share, a five-year term, and is exercisable in whole or in part at any time prior to expiration. In December 2016, the Company issued 6,933,333 common shares under the Units described above.

The company issued 3,105,137 in connection with its election to pay accrued and outstanding interest under the convertible debenture either entirely in cash or common shares.

In February 2016, the company issued 250,000 common shares upon exercise, at a price of $0.01 per common share, of warrants issued in connection with the Company’s August 2015 acquisition of assets related to the RDX® removable disk product lines and related inventory from Imation Corp. Additionally, the company issued 226,539 common shares in connection with the exercise of adjustment warrants issued in connection with the Company’s October 2015 registered direct offering of, in the aggregate, 1,417,961 of the Company’s common shares, warrants exercisable to purchase up to 354,490 common shares, and adjustment warrants. The purchase price for one common share, a warrant to purchase one quarter of one common share, and an adjustment warrant was $2.33. Each adjustment warrant had an initial exercise price of $0.01 per common share.

(4)

In connection with the December 2016 to March 2017 Private Placement, from January 2017 to March 2017, the Company issued 11,206,665 common shares and the warrants under the Units described in the footnote above.

In January 2017, the Company completed the Acquisition, and in connection with such purchase of the remaining outstanding equity interests of the Sellers, issued 2,205,883 common shares.

In March 2017, the Company completed a registered direct offering of 20,454,546 of the Company’s common shares, and warrants exercisable to purchase up to 20,454,546 of the Company’s common shares, at an exercise price of $0.30 per share (the “March 2017 Offering”). The Company sold the common shares at a price of $0.22 per share, and received gross proceeds from the offering, before deducting placement agent fees and other estimated offering expenses payable by the Company, of approximately $4,500,000.

At June 7, 2017, the Company had the following outstanding warrants to purchase common shares:

				Number
	Contractual	Exercise		outstanding
Date issued	life (years)	price		(in thousands)		Expiration
February 2015(1)	3	$4.50		100		February 20, 2018
March 2015(2)	3	$7.21		100		March 6, 2018
March 2015(3)	3	$5.02		100		March 20, 2018
May 2015(4)	5	$4.00		840		May 31, 2020
October 2015(5)	5	$2.33		402		October 14, 2020
December 2015(6)	3	$1.54		500		December 21, 2018
December 2015(7)	5	$2.50		1,028		December 15, 2020
December 2015(8)	5	$1.08	(9)	1,500	(10)	December 4, 2020
January 2016(11)	3	$2.06		88		November 30, 2018
February 2016(12)	3	$1.62		500		February 26, 2019
March 2016(13)	5	$2.50		30		March 4, 2021
March 2016(14)	5	$1.22		4,168		March 25, 2021
November 2016(15)	3	$2.00		25		November 8, 2019
December 2016(16)	6	$0.01		862		December 30, 2022
January 2017(17)	1	$0.40		16,907		January 24, 2018
January 2017(18)	5	$0.55		16,907		January 24, 2022
March 2017(19)	6	$0.01		399		April 18, 2023
March 2017(20)	6	$0.01		* 881		June 1, 2023
March 2017(21)	1	$0.40		1,233		March 16, 2018
March 2017(22)	5	$0.55		1,233		March 16, 2022
March 2017(23)	5	$0.30		21,682	(24)	March 24, 2022
				68,604

(1)	Issued to FBC Holdings in connection with draws on a revolving credit facility.

(2)	Issued to FBC Holdings in connection with draws on a revolving credit facility.

(3)	Issued to FBC Holdings in connection with draws on a revolving credit facility.

(4)	Issued in connection with the May 2015 Private Placement.

(5)	Issued in connection with the October 2015 Registered Direct Offering.

(6)	Issued in connection with the December 2015 Registered Direct Offering.

(7)	Issued in connection with the December 2015 Registered Direct Offering.

(8)	Issued in connection with the December 2015 Registered Direct Offering.

(9)

Include a one-time adjustment provision, as defined in the agreement, which provided that the exercise price would be automatically adjusted, if the adjustment price as calculated on May 28, 2016, was less than $2.50. On May 28, 2016, the exercise price was adjusted to $1.08 for the one-time adjustment provision.

(10)

If the Company or any subsidiary thereof, at any time while this warrant is outstanding, enters into a Variable Rate Transaction (as defined in the related purchase agreement) and the issue price, conversion price or exercise price per share applicable thereto is less than the warrant exercise price then in effect, the exercise price shall be reduced to equal the VRT price.

(11)	Issued in connection with the December 2015 Registered Direct Offering.

(12)	Issued to FBC Holdings in connection with the November 2015 modification of certain terms in the company’s convertible note.

(13)	Issued in connection with the December 2015 Registered Direct Offering.

(14)	Issued in connection with the March 2016 Warrant Exchange.

(15)	Issued to Peter Smiechowski in connection with compensation for consulting services.

(16)	Issued in connection with the First Amendment entered into with Opus Bank.

(17)	Issued in connection with the December 2016 to March 2017 Private Placement.

(18)	Issued in connection with the December 2016 to March 2017 Private Placement.

(19)	Issued in connection with the Second Amendment entered into with Opus Bank.

(20)	Issued in connection with the Second Amendment entered into with Opus Bank.

(21)	Issued in connection with the December 2016 to March 2017 Private Placement.

(22)	Issued in connection with the December 2016 to March 2017 Private Placement.

(23)	Issued in connection with the March 2017 Offering.

(24)

If at any time while these warrants are outstanding, the Company sells or grants options to purchase, reprices or otherwise issues any common shares or securities convertible into common shares at a price less than $0.30, then the exercise price for the Warrants will be reduced to such price, provided that the exercise price will not be lower than $0.10, and the number of common shares issuable under the Warrants will be increased such that, after taking into account the decrease in the exercise price, the aggregate exercise price under the Warrants will remain the same. In addition, upon the occurrence of certain fundamental transactions, including certain mergers, sales of substantially all of our assets or those of our significant subsidiaries, and other significant corporate events, the warrant holders will have certain rights, including for the exchange of the Warrants for warrants to purchase common shares of the successor entity and the right to have the Company purchase the warrants for their Black Scholes Value.

            Our articles of amalgamation, bylaws, and Registration Statement on Form 8-A describe the rights attached to our common shares more fully. These documents are filed as exhibits to the registration statement of which this prospectus forms a part or are incorporated by reference. See the section entitled “Where You Can Find Additional Information” on page 1.

            NASDAQ Stock Market Marketplace Rules permit NASDAQ-listed companies that are foreign private issuers to follow home country practices in lieu of the corporate governance provisions specified by the NASDAQ with limited exceptions. While we intend to comply with most of these rules, we plan to follow home country rules with respect to shareholder approval requirements for the issuance of securities in lieu of following NASDAQ's shareholder approval requirements under NASDAQ Listing Rule 5635. Other than with respect to certain actions, including consummation of amalgamations (mergers), plans of arrangement, and certain related party transactions, the Business Corporations Act (Ontario) and applicable Canadian securities legislation generally do not require that shareholders approve the issuance of securities. As a result of this election or if in the future we elect to follow other home country practices, shareholders may be afforded less protection than they otherwise would have under the NASDAQ corporate listing standards applicable to U.S. domestic issuers. Sphere 3D relied upon this exemption in connection with the integrated offerings of common shares and warrants to purchase common shares consummated in September, October, and December 2015; in connection with the warrant exchange in March 2016; and the integrated offerings of common shares and warrants to purchase common shares consummated in the period between December 2016 and March 2017.

LEGAL MATTERS

            The validity of the common shares offered hereby will be passed upon for us by Stikeman Elliot LLP, 1155 René-Lévesque Blvd. West, 40th Floor, Montréal, QC H3B 3V2.

EXPERTS

            Moss Adams LLP, 4747 Executive Drive, Suite 1300, San Diego, CA 92121, an independent registered public accounting firm, has audited our consolidated financial statements as of December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016, included in our Annual Report on Form 20-F for the year ended December 31, 2016, as set forth in its report, which is incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus forms a part. Further, Moss Adams has audited the consolidated financial statements of Overland Storage, Inc., as of June 30, 2014 and 2013, and for the years then ended, included in our Form F-4, as set forth in its report, which is incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus forms a part. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.             Indemnification of Directors and Officers

            Under the Business Corporations Act (Ontario), we may indemnify a director or officer, a former director or officer or another individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with us or another entity on condition that (i) the individual acted honestly and in good faith with a view to our best interests or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at our request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual also had reasonable grounds for believing that his or her conduct was lawful. Further, we may, with court approval, indemnify an individual described above in respect of an action by or on our behalf or other entity to obtain a judgment in its favor, to which the individual is made a party because of the individual’s association with us or another entity, against all costs, charges and expenses reasonably incurred by the individual in connection with such action if the individual fulfills condition (i) above. An individual as described above is entitled as a matter of right to indemnification from us in respect of all costs, charges and expenses reasonably incurred by such individual in connection with the defense of any civil, criminal, administrative, investigative or other proceedings to which such individual is subject if he or she was not judged by a court or other competent authority to have committed any fault or omitted to do anything that he or she ought to have done, and has fulfilled conditions (i) and (ii) above.

            In accordance with the Business Corporations Act (Ontario), we have agreed to indemnify each of our directors and officers against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal, administrative action or proceeding in which such individual is involved by reason of his association with us or another entity if he acted honestly and in good faith with a view to our best interests or such other entity, and he had reasonable grounds for believing that his conduct was lawful.

            We maintain a policy of directors’ and officers’ liability insurance, which insures directors and officers for losses as a result of claims against our directors and officers in their capacity as directors and officers and also reimburses us for payments made pursuant to the indemnity provisions under our bylaws and the Business Corporations Act (Ontario).

Item 7.             Recent Sales of Unregistered Securities

            In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

•

warrants exercisable to purchase up to 1,227,272 of the Company’s common shares, at an exercise price of $0.30 per share, issued to Roth Capital Partners, LLC as the placement agent for the March 2017 Offering.

•	warrants exercisable to purchase up to 2,142,061 of the Company’s common shares issued to Opus Bank in connection with the Credit Agreement.
•

warrants exercisable to purchase up to 20,454,546 of the Company’s common shares, no par value per share, at an exercise price of $0.30 per share in connection with the March 2017 Offering. Roth Capital Partners, LLC acted as the placement agent for the offering.

•

18,139,998 “Units,” at a purchase price of U.S. $0.30 per Unit, consisting of one common share and one warrant from each of two series of warrants, as described below, in connection with the December 2016 to March 2017 Private Placement. The first series of warrants is exercisable to purchase 18,139,998 common shares in the aggregate and has an exercise price of U.S. $0.40 per share, a one-year term, and is exercisable in whole or in part at any time prior to expiration. The second series of warrants is exercisable for 18,139,998 common shares in the aggregate and has an exercise price of U.S. $0.55 per share, a five-year term, and is exercisable in whole or in part at any time prior to expiration.

•	3,947,368 common shares issued in December 2017 in connection with the Company’s acquisition of 19.9% of the outstanding equity interests of HVE ConneXions, LLC and Unified ConneXions, Inc.
•

2,205,883 common shares issued in January 2017 in connection with the completion of the Company’s acquisition of all of the outstanding equity interests of HVE ConneXions, LLC and Unified ConneXions, Inc.

•	a warrant for the purchase of up to 25,000 common shares, no par value, issued to Peter Smiechowski in connection with compensation for consulting services.

•

a warrant for the purchase of up to 7,199,216 common shares, no par value, issued to MF Ventures, LLC in a privately negotiated exchange under Section 3(a)(9) of the Securities Act of 1933, as amended, in exchange for the surrender and cancellation of previously outstanding warrants for the purchase of up to, in aggregate, 3,031,249 common shares.

•	1,529,126 common shares and a warrant exercisable for 250,000 common shares issued in connection with the acquisition of RDX® removable disk product lines from Imation.
•

999,999 common shares of the Company and warrants to purchase up to 999,999 common shares in connection with the August 2015 Private Placement, after giving effect to triggered price protection provisions.

•	1,621,250 common shares and warrants to purchase up to 1,621,250 common shares in connection with the May 2015 Private Placement.

            Unless otherwise noted, all sales of securities described above were exempt from the registration requirements of the Securities Act in reliance on Section 4(a)(2) of the Securities Act or Regulation D promulgated under the Securities Act, relating to transactions by an issuer not involving a public offering.

Item 8.             Exhibits and Financial Statement Schedules

            The exhibits to this registration statement are listed in the Exhibit Index that appears immediately following the signature pages of this registration statement. Such Exhibit Index is hereby incorporated in this Item 8 by reference.

Item 9.             Undertakings

            (a)        The undersigned registrant hereby undertakes:

            1.        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

            (iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (i), (ii), and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

            2.        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            3.        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            4.        To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that we include in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

            5.        That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, if relying on Rule 430B:

            (i)        Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

            (ii)       Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

            (b)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 27 day of June, 2017.

SPHERE 3D CORP.

By:	/s/ ERIC L. KELLY
Eric L. Kelly
Chief Executive Officer

            Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in their capacities and on the date indicated.

/s/ Eric L. Kelly	Chairman of the Board and Chief Executive Officer	June 27, 2017
Eric L. Kelly	(Principal Executive Officer)

/s/ Kurt L. Kalbfleisch	Chief Financial Officer	June 27, 2017
Kurt L. Kalbfleisch	(Principal Financial and
Accounting Officer)

*	Director	June 27, 2017
Peter Ashkin
*	Director	June 27, 2017
Dr. Cheemin Bo-Linn

*	Director	June 27, 2017
Duncan McEwan

*	Director	June 27, 2017
Vivekanand Mahadevan
*	Director	June 27, 2017
Peter Tassiopoulos

*By:	/s/ ERIC L. KELLY
Eric L. Kelly
Attorney-in-Fact

/s/ KURT L. KALBFLEISCH
Kurt L. Kalbfleisch
Attorney-in-Fact

EXHIBIT INDEX

Exhibit		Filed		Incorporated by Reference
Number	Description	Herewith	Form	File No.	Date Filed

1.1	Placement Agency Agreement dated March 24, 2017 between the Company and Roth Capital Partners, LLC		6-K	001-36532	3/24/2017

3.1	Certificate and Articles of Amalgamation		6-K	001-36532	3/25/2015

3.2	By-Law Certificate		6-K	001-36532	3/25/2015

4.1	Specimen certificate evidencing Common Shares		F-3	333-210735	4/13/2016

4.2	Warrant to Purchase up to 862,068 common shares dated December 30, 2016 issued by the Company to Opus Bank		6-K	001-36532	3/24/2017

4.3	First Additional Warrant to Purchase common shares dated March 12, 2017 issued by the Company to Opus Bank		6-K	001-36532	3/24/2017

4.4	Second Additional Warrant to Purchase common shares dated March 12, 2017 issued by the Company to Opus Bank		6-K	001-36532	3/24/2017

4.5	Form of Registration Rights Agreement		6-K	001-36532	3/24/2017

4.6	Form of Warrant		6-K	001-36532	3/24/2017

5.1	Opinion of Stikeman Elliot LLP		F-1/A	333-217548	6/26/2017

10.1	Voting Agreements each dated July 15, 2013 between Eric L. Kelly and various shareholders of the Company		40-F	000-55232	6/27/2014

10.2	Board Nomination Rights Agreement dated July 15, 2013 between Eric L. Kelly and the Company		40-F	000-55232	6/27/2014

10.3	8% Senior Secured Convertible Debenture dated December 1, 2014 between the Company and FBC Holdings S.A.R.L. for $19.5 million		6-K	001-36532	12/16/2014

10.4	First Amendment to 8% Senior Secured Convertible Debenture dated November 30, 2015 between the Company and FBC Holdings S.A.R.L.		6-K	001-36532	12/2/2015

10.5	Second Amendment to 8% Senior Secured Convertible Debenture dated April 6, 2016 between the Company and FBC Holdings S.A.R.L.		6-K	001-36532	4/7/2016

10.6	Escrow Agreement dated December 1, 2014 between the Company and Continental Stock Transfer and Trust Company	6-K	001-36532	4/1/2015

10.7	Revolving Credit Agreement dated December 30, 2014 between the Company, Overland Storage, Inc. and FBC Holdings S.A.R.L. for $5.0 million	6-K	001-36532	1/22/2015

10.8	First Amendment to Revolving Credit Agreement dated July 10, 2015 between the Company, Overland Storage, Inc. and FBC Holdings S.A.R.L.	6-K	001-36532	7/31/2015

10.9	Form of Purchase Agreement	6-K	001-36532	6/2/2015

10.10	Form of Warrant	6-K	001-36532	6/2/2016

10.11	Asset Purchase Agreement dated August 10, 2015 between Imation Corp., Overland Storage, Inc. and Sphere 3D Corp.	6-K	001-36532	8/14/2015

10.12	Form of Subscription Agreement	6-K	001-36532	10/7/2015

10.13	Form of Warrant	6-K	001-36532	10/7/2015

10.14	Form of Subscription Agreement	6-K	001-36532	12/2/2015

10.15	Form of Canadian Warrant	6-K	001-36532	12/2/2015

10.16	Form of Securities Purchase Agreement	6-K	001-36532	12/2/2015

10.17	Form of Fund Warrant	6-K	001-36532	12/2/2015

10.18	Warrant Exchange Agreement, dated March 25, 2016, by and between the Company and MF Ventures, LLC	40-F	001-36532	3/30/2016

10.19	Warrant for the purchase of up to 7,199,216 common shares, dated March 25, 2016, issued to MF Ventures, LLC	40-F	001-36532	3/30/2016

10.20*	Credit Agreement dated April 6, 2016 between Overland Storage, Inc., Tandberg Data Gmbh and Opus Bank	6-K	001-36532	4/21/2016

10.21*	Consent, Waiver, Reaffirmation and Amendment Number One to Credit Agreement dated December 30, 2016 between Overland Storage, Inc., Tandberg Data Gmbh and Opus Bank	6-K/A	001-36532	6/19/2017

10.22	Amendment Number Two to Credit Agreement, Amendment Number One to Amendment Number 1, Waiver and Reaffirmation dated March 12, 2017 between Overland Storage, Inc., Tandberg Data Gmbh and Opus Bank	6-K/A	001-36532	6/19/2017

10.23	Third Amendment to Credit Agreement dated March 21, 2017 between Overland Storage, Inc., Tandberg Data Gmbh and Opus Bank	6-K/A	001-36532	6/19/2017

10.24	Term Loan Agreement dated September 16, 2016 between Sphere 3D Corp. and FBC Holdings S.A.R.L.	6-K	001-36532	3/24/2017

10.25	Warrant to Purchase up to 862,068 common shares dated December 30, 2016 issued by the Company to Opus Bank	6-K	001-36532	3/24/2017

10.26	First Additional Warrant to Purchase common shares dated March 12, 2017 issued by the Company to Opus Bank	6-K	001-36532	3/24/2017

10.27	Second Additional Warrant to Purchase common shares dated March 12, 2017 issued by the Company to Opus Bank	6-K	001-36532	3/24/2017

10.28	Form of Securities Purchase Agreement dated March 24, 2017	6-K	001-36532	3/24/2017

10.29	Form of Warrant	6-K	001-36532	3/24/2017

10.30	Form of Leak-Out Agreement	6-K	001-36532	3/24/2017

10.31	Form of Registration Rights Agreement	6-K	001-36532	3/24/2017

10.32	Placement Agency Agreement dated March 24, 2017 between the Company and Roth Capital Partners, LLC	6-K	001-36532	3/24/2017

10.33	Form of Lock-Up Agreement	6-K	001-36532	3/24/2017

10.34	Sphere 3D Second Amended and Restated Stock Option Plan	F-4	333-197569	7/23/2014

10.35	Overland Storage, Inc. 2009 Equity Incentive Plan	S-8	333-203149	3/31/2015

10.36	Overland Storage, Inc. Form of Stock Option Agreement Under 2009 Plan	S-8	333-203149	3/31/2015

10.37	Overland Storage, Inc. Form of Inducement Stock Option Agreement	S-8	333-203149	3/31/2015

10.38	Sphere 3D Corp. 2015 Performance Incentive Plan	S-8	333-214605	11/15/2016

10.39	Form of Inducement Restricted Stock Unit Agreement.	S-8	333-209251	2/1/2016

10.40	Form of Executive Inducement Restricted Stock Unit Agreement	S-8	333-209251	2/1/2016

10.41	Sphere 3D Corp. Employee Stock Purchase Plan	S-8	333-205236	6/25/2016

10.42	Retention Agreement between Overland Storage, Inc. and Eric Kelly dated June 24, 2009	10-Q	000-22071	2/10/2010

10.43	Employment Agreement between Overland Storage, Inc. and Eric Kelly dated August 3, 2011	8-K	000-22071	8/4/2011

10.44	San Diego, California Headquarters Facility Lease dated October 12, 2000 between the Company and LBA-VIF One, LLC	10-Q	000-22071	2/14/2001

10.45	First Amendment to Lease dated January 18, 2001 between Overland Storage, Inc. and LBA Overland, LLC, (as successor-in-interest to LBA-VIF One, LLC)	10-K	000-22071	9/28/2001

10.46	Second Amendment to Lease dated July 1, 2010 between Overland Storage, Inc. between the Company and LBA Overland, LLC (as successor-in-interest to LBA-VIF One, LLC)	10-K	000-22071	9/28/2001

10.47	Third Amendment to Lease dated July 1, 2010 between the Company and Overtape (CA) QRS 15-14, Inc. (successor-in- interest to LBA Overland, LLC, the successor-in-interest to LBA-VIF One, LLC	10-K	000-22071	9/24/2010

10.48	Fourth Amendment to Lease dated October 15, 2013 between the Company and Overtape (CA) QRS 15-14, Inc. (successor- in-interest to LBA Overland, LLC, the successor-in-interest to LBA-VIF One, LLC	10-Q	000-22071	2/13/2014

10.49	Fifth Amendment to Lease dated December 8, 2015 between the Company and Overtape (CA) QRS 15-14, Inc. (successor- in-interest to LBA Overland, LLC, the successor-in-interest to LBA-VIF One, LLC	20-F	001-36532	3/31/2017

10.50	San Jose, California Headquarters Office Lease dated February 9, 2010 between Overland Storage, Inc. and Park Center Plaza Investors, L.P.	20-F	001-36532	3/31/2017

10.51	First Amendment to San Jose, California Headquarters Office Lease dated March 22, 2017 between Sphere 3D Corp. and Park Center Plaza Investors, L.P.	20-F	001-36532	3/31/2017

10.52	Lease Contract dated May 19, 2016 between Guangzhou Tandberg Electronic Components Co., Ltd. And Guangzhu Shi Panyu Tongxing Paper Products Co., Ltd.	20-F	001-36532	3/31/2017

10.53	Form of Stock Purchase Agreement	20-F	001-36532	3/31/2017

10.54	Form of One-Year Warrant Agreement	20-F	001-36532	3/31/2017

10.55	Form of Five-Year Warrant Agreement	20-F	001-36532	3/31/2017

10.56	Fourth Amendment to Credit Agreement dated April 28, 2017 between Overland Storage, Inc., Tandberg Data Gmbh and Opus Bank	6-K	001-36532	6/19/2017

10.57	Fifth Amendment to Credit Agreement dated June 10, 2017 between Overland Storage, Inc., Tandberg Data Gmbh and Opus Bank	6-K	001-36532	6/19/2017

21.1	Subsidiaries of Registrant	20-F	001-36532	3/31/2017

23.1	Consent of Moss Adams LLP (consent of independent registered public accounting firm for Sphere 3D)	F-1/A	333-217548	6/26/2017

23.2	Consent of Moss Adams LLP (consent of independent registered public accounting firm for Overland Storage)	F-1/A	333-217548	6/26/2017

*Portions of this exhibit have been omitted pursuant to a request for confidential treatment.